Exhibit 99.1

Neonode Reports Third Quarter Ended September 30, 2016 Financial Results

STOCKHOLM, SWEDEN – November 9, 2016 – Neonode Inc. (NASDAQ: NEON), the optical interactive sensing technology company, today reported financial results for the three and nine months ended September 30, 2016.

Highlights:

●	First shipments of AirBar to Ingram Micro U.S. and Europe for online distribution is now available for purchase from www.provantage.com

●	Signed our first supply agreement for a sensor module with a U.S. automotive OEM with expected revenues of $11 million for the production lifecycle of this vehicle

●	Agreement for sensor modules with leading automotive Tier 1 supplier for door handles and tailgates for global automotive OEMs

●	Initial printer shipments from Canon and other U.S. based printer customer to be included in Q4 revenue

●	Signed agreement with Autoliv to bring our zForce DRIVE steering wheel module to market

“Our business model is based on generating revenue from three sources; royalty based license fees, B2B sensor modules and consumer products incorporating our sensor modules. We have built a scalable, fully automatic manufacturing process to build our sensor modules. We can expand and locate these manufacturing facilities anywhere in the world. Our first consumer product is AirBar. Our partner Salutica Allied Solutions, does the final assembly and packaging of AirBar and ship it to Ingram Micro for both the U.S. and European markets. We made our first shipments of AirBar to Ingram Micro U.S. and Europe for online distribution and they now available for purchase”, said Thomas Eriksson, Neonode CEO.

“Our automotive market presence is expanding with new product offerings. This quarter we signed our first B2B sensor module supply agreement with a U.S. based auto OEM taking a significant step towards expanding our automotive market. We are growing our business beyond infotainment systems by supplying sensors for door handles, car and truck tailgates and steering wheels”, continued Mr. Eriksson.

“To complete my remarks, we are finally starting to see some rewards from the work we have put into growing our licensing business in the printer markets. Canon and another U.S. based printer customers have begun their initial shipment of printers and we now have customer diversification beyond HP. We have been engaged with these customers for the past couple of years and expect this to have a positive impact on future revenues beginning in the fourth quarter of this year”, concluded Mr. Eriksson.

Financial Results for the three and nine months ended September 30, 2016

Our net revenues decreased by 47% from $3.1 million to $1.6 million for the third quarter 2015 compared to the same quarter in 2016, respectively. The decrease is primarily due to lower NRE fees recognized in the third quarter 2016 compared to 2015. The decrease in NRE fees was expected and is due to the transition from custom design solutions where we collect up-front fees to standardized sensor modules which require limited to no custom design services. In addition, there was an overall 20% decrease in license fees from $2.0 million to $1.6 million in the third quarter of 2015 compared to 2016. This is comprised of a decrease of 64% of license fees from our E-reader and tablet customers, which was partially offset by an increase in license fees from our automotive and printer customers. The decrease in license fees from our E-reader and tablet customer is primarily related to a one time revenue recognition of $0.7 million of license fees from a customers who discontinued their products in the third quarter 2015. We experienced some challenges in our automotive market in the third quarter due to a 46% decrease in the sales volume of one of the most popular SUVs in China. We are therefore revising our previously stated goal of reaching 1.3 million cars with our technology in 2016 to be in the range of to 1.0 million to 1.1 million cars.

The 10% decrease from $8.2 million to $7.3 million of net revenues for the nine month period 2015 as compared to the same period in 2016 is primarily due to a decrease in license fees from E-reader and tablet customers and NRE services from all segments, partially offset by an increase in license fees from automotive and printer customers.

Gross margin as a percentage of net revenue was 71% and 76% for the three and nine months ended September 30, 2015, compared to 98% and 86% for the same periods in 2016, respectively. The increase in gross margin is due to a higher percentage of 100% gross margin license fees in our total net revenue in 2016 as compared to 2015. Operating expenses were $3.7 million and $11.1 million for the three and nine months ended September 30, 2016, respectively, compared to $3.6 million and $11.3 million for the same periods in 2015, respectively. Included in the research and development expense are $0.2 million and $0.6 million of pre-production manufacturing start-up costs for the three and nine months ended September 30, 2016, respectively. Also included in the three and nine months 2016 are non-recurring expenses of approximately $0.6 million related to final development of the new NN1003 ASIC plus non-recurring costs related to staff reductions and lease termination.

As a result of the factors discussed above, we recorded a net loss of $2.2 million or $(0.05) loss per share and $4.9 million, or $(0.11) loss per share for the three and nine months ended September 30, 2016, respectively, compared to a net loss of $1.4 million, or $(0.03) loss per share and $5.2 million, or $(0.13) loss per share in the comparable periods in 2015.

Cash and accounts receivable totaled $6.6 million at September 30, 2016 compared to $4.4 million at December 31, 2015.

Conference Call Information

The Company will host a conference call Wednesday November 9, 2016 at 10AM Eastern Standard Time (EST)/4PM Central European Time (CET) featuring remarks by, and Q&A with, Thomas Eriksson, CEO, Lars Lindqvist, CFO and David Brunton, Head of Investor Relations.

The dial-in number for the conference call is toll-free: (877) 539-0733 (U.S. domestic) or +1 (678) 607-2005 (international). To access the call all participants must use the following Conference ID: #4673205. Please make sure to call at least five minutes before the scheduled start time.

To register for the call, and listen online, please click:

http://event.on24.com/r.htm?e=1294348&s=1&k=FBFA195DE15A308A65F264B64704E0FB

For interested individuals unable to join the live event, a digital recording for replay will be available for 30 days after the call's completion – 11/9/2016 (13:00PM EST) to 12/9/2016 (23:59PM EST). To access the recording, please use one of these Dial-In Numbers (800) 585-8367 or (404) 537-3406, and the Conference ID #4673205.

About Neonode

Neonode Inc. (NASDAQ:NEON) develops and licenses optical interactive sensing technologies. Neonode’s patented optical interactive sensing technology is developed for a wide range of devices like automotive systems, printers, PC devices, monitors, mobile phones, tablets and e-readers. NEONODE and the NEONODE Logo are trademarks of Neonode Inc. registered in the United States and other countries. AIRBAR is a trademark of Neonode Inc. All other trademarks are the property of their respective owners.

For more information please visit www.neonode.com

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements relating to expectations, future performance or future events, and product cost, performance, and functionality matters. These statements are based on current assumptions, expectations and information available to Neonode management and involve a number of known and unknown risks, uncertainties and other factors that may cause Neonode’s actual results, levels of activity, performance or achievements to be materially different from any expressed or implied by these forward-looking statements.

These risks, uncertainties, and factors are discussed under “Risk Factors” and elsewhere in Neonode’s public filings with the U.S. Securities and Exchange Commission from time to time, including Neonode’s Annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K. You are advised to carefully consider these various risks, uncertainties and other factors. Although Neonode management believes that the forward-looking statements contained in this press release are reasonable, it can give no assurance that its expectations will be fulfilled. Forward-looking statements are made as of today’s date, and Neonode undertakes no duty to update or revise them.

Copyright Neonode Inc. 2015. All rights reserved. Neonode is a registered trademark of Neonode Inc.

For more information, please contact:

Investor Relations:

David Brunton

Email: david.brunton@neonode.com

CFO

Lars Lindqvist

E-mail: lars.lindqvist@neonode.com

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NEONODE INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	September 30,	December 31,
	2016	2015
ASSETS	(Unaudited)	(Audited)
Current assets:
Cash	$6,278	$3,082
Accounts receivable, net	278	1,346
Projects in process	64	158
Inventory	919	-
Prepaid expenses and other current assets	1,173	747
Total current assets	8,712	5,333

Investment in joint venture	3	-
Property and equipment, net	2,142	594
Total assets	$10,857	$5,927

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,074	$965
Accrued payroll and employee benefits	944	932
Accrued expenses	540	382
Deferred revenues	2,212	1,475
Current portion of capital lease obligations	237	57
Total current liabilities	5,007	3,811

Capital lease obligations, net of current portion	1,061	283
Total liabilities	6,068	4,094

Commitments and contingencies

Stockholders’ equity:
Series B Preferred stock, 54,425 shares authorized with par value $0.001 per share; 83 shares issued and outstanding at September 30, 2016 and December 31, 2015. (In the event of dissolution, each share of Series B Preferred stock has a liquidation preference equal to par value of $0.001 per share over the shares of common stock)	-	-
Common stock, 70,000,000 shares authorized with par value $0.001 per share; 48,844,503 and 43,805,586 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	49	44
Additional paid-in capital	183,634	175,504
Accumulated other comprehensive (loss) income	(56)	46
Accumulated deficit	(178,609)	(173,749)
Total Neonode Inc. stockholders’ equity	5,018	1,845
Noncontrolling interests	(229)	(12)
Total stockholders’ equity	4,789	1,833
Total liabilities and stockholders’ equity	$10,857	$5,927

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Net revenues	$1,639	$3,113	$7,345	$8,152
Cost of revenues	33	909	1,013	1,984
Gross margin	1,606	2,204	6,332	6,168

Operating expenses:
Product research and development	2,014	1,555	5,734	4,763
Sales and marketing	666	845	2,151	2,648
General and administrative	1,067	1,152	3,167	3,908

Total operating expenses	3,747	3,552	11,052	11,319
Operating loss	(2,141)	(1,348)	(4,720)	(5,151)

Other expense, net:
Interest expense	17	4	32	12
Other expense, net	49	-	91	28
Total other expense, net	66	4	123	40

Loss before provision for income taxes	(2,207)	(1,352)	(4,843)	(5,191)

Provision for income taxes	55	16	234	41
Net loss including noncontrolling interests	(2,262)	(1,368)	(5,077)	(5,232)
Less: Net loss attributable to noncontrolling interests	100	-	217	-
Net loss attributable to Neonode Inc.	$(2,162)	$(1,368)	$(4,860)	$(5,232)

Loss per common share:
Basic and diluted loss per share	$(0.05)	$(0.03)	$(0.11)	$(0.13)
Basic and diluted – weighted average number of common shares outstanding	46,252	40,525	44,627	40,493

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Net loss	$(2,262)	$(1,368)	$(5,077)	$(5,232)
Other comprehensive income (loss):
Foreign currency translation adjustments	(36)	(20)	(102)	(67)
Comprehensive loss	(2,298)	(1,388)	(5,179)	(5,299)
Less: Comprehensive loss attributable to Noncontrolling interests	100	-	217	-
Comprehensive loss attributable to Neonode Inc.	$(2,198)	$(1,388)	$(4,962)	$(5,299)

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NEONODE INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2016	2015
Cash flows from operating activities:
Net loss (including noncontrolling interests)	$(5,077)	$(5,232)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	224	948
Loss on disposal of property and equipment	91	28
Depreciation and amortization	206	138

Changes in operating assets and liabilities:
Accounts receivable	1,066	617
Projects in process	95	(847)
Inventory	(940)	-
Prepaid expenses and other current assets	(438)	(231)
Accounts payable and accrued expenses	319	1,221
Deferred revenues	737	(1,528)
Net cash used in operating activities	(3,717)	(4,886)

Cash flows from investing activities:
Purchase of property and equipment	(851)	(137)
Investment in joint venture	(3)	-
Proceeds from sale of property and equipment	5	-
Net cash used in investing activities	(849)	(137)

Cash flows from financing activities:
Proceeds from issuance of common stock, net of offering	7,911	-
Contributions from noncontrolling interests	-	3
Principal payments on capital lease obligations	(57)	(43)
Net cash provided by (used in) financing activities	7,854	(40)

Effect of exchange rate changes on cash	(92)	(116)

Net change in cash	3,196	(5,179)
Cash at beginning of period	3,082	6,129
Cash at end of period	$6,278	$950

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$179	$41
Cash paid for interest	$15	$12

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